Exhibit 10.3

ORBOTECH LTD.

2015 EQUITY-BASED INCENTIVE PLAN (AS AMENDED AND RESTATED)

Table of Contents

1. Preamble	2

2. Administration	2

3. Shares Subject to the 2015 Plan	4

4. Eligibility; Written Agreement	6

5. Trustee; Custodian	6

6. Grant of Awards	7

7. Vesting of Awards	9

8. Exercise or Settlement of Awards	9

9. Termination of Awards	12

10. Performance-Based Awards	13

11. Non-transferability of Awards	13

12. Rights as Shareholders	15

13. Dividends and Voting Rights	16

14. Matters in Connection with the Employee/Employer or Other Relationship	17

15. Adjustments Upon Changes in Capitalization; Significant Event	18

16. Effectiveness of the 2015 Plan	19

17. Term, Termination and Amendment	19

18. Taxation	20

19. Governing Law	22

20 Clawback	23

21. Miscellaneous	23

1.	Preamble

1.1	Orbotech Ltd., an Israeli company (the “Company”), hereby adopts the ‘2015 Equity-Based Incentive Plan’, which shall be referred to herein as the “2015 Plan”.

1.2

The general purpose and intent of the 2015 Plan is to assist the Company in attracting, retaining, motivating and rewarding employees, officers, directors and/or consultants of the Company and Related Companies (as defined below) either existing or which may hereafter be organized or acquired by the Company or any Related Company, by providing them with opportunities to acquire a proprietary interest in the Company by the grant of equity-based incentives.

1.3

The 2015 Plan provides for the granting of: (i) options to purchase Ordinary Shares (as defined below) (“Options”); (ii) awards representing an unfunded and unsecured promise to deliver Ordinary Shares, cash, other securities or other property (“Restricted Share Units”); (iii) Ordinary Shares subject to certain transfer restrictions, forfeiture conditions and/or other terms and conditions specified herein and in the applicable Agreement (as defined below) (“Restricted Shares”); and (iv) any other equity-based awards that the Board of Directors of the Company (the “Board”) determines are consistent with the purpose of the 2015 Plan, in each case, in accordance with the terms and conditions specified herein and in the applicable Agreement (such Options, Restricted Share Units, Restricted Shares and other equity-based awards, collectively, “Awards”, and each, an “Award”).

1.4

Employees, officers, directors and/or consultants of: (i) the Company; and/or (ii) companies, partnerships or other entities and their respective subsidiary companies, partnerships or entities inside or outside of Israel in which the Company holds, directly or indirectly, at least a 50% equity interest (each a “Related Company”) shall be eligible to receive Awards under the 2015 Plan (each a “Participant”).

1.5

The 2015 Plan is intended to enable the Company to grant Awards under various and different tax regimes including, without limitation: (i) pursuant and subject to Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 or any provision which may amend or replace it and any regulations, rules, orders or procedures promulgated thereunder (“Section 102” and the “Tax Ordinance”, respectively) and to designate them as either grants made through a trustee or not through a trustee; (ii) pursuant and subject to Section 3(i) of the Tax Ordinance or the corresponding provision of any subsequently enacted statute; (iii) pursuant to Section 422 of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”), and designate them as incentive stock options (“Incentive Stock Options”); and (iv) to Participants in jurisdictions other than the United States of America and the State of Israel.

2.	Administration

2.1

Subject to the provisions of any applicable law, the 2015 Plan shall be administered by the Board, which may delegate its duties and powers in whole or in part to any committee of the Board. Any reference herein to the Board shall also mean any such committee and, unless the powers of such committee have been specifically limited by the Board, in the 2015 Plan or by any applicable law, such committee shall have all powers of the Board granted herein. Furthermore, and to the extent permitted by applicable law, the Board may delegate to officers or employees of the Company or any Related Company, or committees thereof, the authority, subject to such terms as the Board shall determine, to perform such functions, including but not limited to administrative functions, as the Board may determine appropriate. The Board may appoint agents to assist it in administering the 2015 Plan.

2.2

Without derogating from the generality of the foregoing, the Board shall have the authority to designate grants made pursuant to Section 102 as either grants made through a trustee or not through a trustee and to determine (and from time to time, change, subject to Section 102) the tax route applicable to Awards granted through a trustee pursuant to Section 102 (e.g., the capital gains route or the employment income route), to conform the 2015 Plan to the legal requirements of any jurisdiction in which the Company or a Related Company operates or to allow more favorable tax treatment under any applicable provisions of tax laws and to make any other elections with respect to the 2015 Plan pursuant to applicable law.

2.3

Subject to any mandatory provisions of applicable law, the Board shall have plenary authority to determine the terms and conditions of all Awards (which need not be identical) consistent with the terms of the 2015 Plan, including, without limitation: (i) the purchase price, if any, of Awards; (ii) the individuals to whom, and the time or times at which, Awards shall be granted; (iii) the types of Awards to be granted; (iv) the number of Ordinary Shares to be subject to each Award and the allocation thereof; (v) whether, to what extent and under what circumstances Awards may be settled in cash, Ordinary Shares, other securities, other Awards or other property, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, canceled, forfeited or suspended; (vi) whether to accelerate the vesting of, payment for or lapse of restrictions on, Awards; (vii) whether grants shall be made through a trustee or not through a trustee; (viii) whether an Award shall be granted pursuant to Section 102 or otherwise; (ix) when any Awards shall vest, become exercisable and any transfer restrictions, forfeiture provisions and/or other terms and conditions with respect thereto should lapse and/or expire, as applicable; (x) whether, to what extent and under what circumstances Awards should be subject to transfer restrictions, forfeiture provisions and/or other terms and conditions; (xi) whether, to what extent and under what circumstances exercise, settlement or lapse of transfer restrictions and forfeiture provisions applicable to Awards should be subject to an exercise price or purchase price; (xii) whether, to what extent and under what circumstances Awards shall or may be subject, wholly or partially, to the attainment of performance goals; and (xiii) any other matter which is necessary or desirable for, or incidental to, the administration of the 2015 Plan and any Award hereunder, and, except as otherwise prohibited by the 2015 Plan, to waive any such terms and conditions at any time.

2.4

Notwithstanding the foregoing, the Board shall have the right at any time and from time to time and without prior notice or consent to modify outstanding Awards to comply with or satisfy applicable law, tax rules, stock exchange rules or accounting rules, to avoid costly governmental filings or to implement administrative changes to the 2015 Plan that are deemed necessary or advisable by the Board for compliance with applicable law. By means of illustration but not limitation, the Board may delay, suspend or prohibit the sale of shares, to avoid securities laws or exchange control filings, laws or regulations or to comply therewith, or for any other administrative purposes deemed appropriate by the Board.

2.5

Subject to Section 17, the Board shall have plenary authority to construe and interpret the 2015 Plan, to prescribe, amend and rescind the rules and regulations relating thereto and to make all other determinations the Board deems necessary or advisable for the administration of the 2015 Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the 2015 Plan in the manner and to the extent the Board deems necessary or advisable. All determinations of the Board pursuant to the provisions of the 2015 Plan and all related orders and resolutions of the Board shall not be subject to review by any person and shall be final, conclusive and binding on all persons, including, without limitation, the Company, its shareholders, Participants and their estates and beneficiaries.

2.6

No director or officer of the Company shall be personally liable or obligated to any Participant or other person as a result of any decision or omission made and/or action taken with respect to the 2015 Plan or its execution.

2.7

Notwithstanding anything to the contrary herein, any Award granted under the 2015 Plan to an Office Holder (as such term is defined in the Israeli Companies Law, 5759-1999 (the “Companies Law”)) shall be subject to the Company’s Compensation Policy with respect to the terms of office and employment of the Company’s Office Holders as in effect from time to time (the “Compensation Policy”), unless otherwise determined by the Board and approved in accordance with the Companies Law.

3.	Shares Subject to the 2015 Plan

3.1	Subject Shares

The shares subject to the 2015 Plan shall be Ordinary Shares of the Company of NIS 0.14 nominal (par) value per share (“Ordinary Shares”), subject to adjustment as provided in Section 15. Such Ordinary Shares may be, in whole or in part, as the Board shall from time to time determine and subject to applicable law, authorized and unissued Ordinary Shares or previously issued and fully paid Ordinary Shares which have resulted from Awards which have been forfeited and returned to the Company, or Ordinary Shares which shall have otherwise been purchased by the Company or by a Related Company or by the Trustee or by any Custodian (as hereinafter defined) hereunder with funds provided by the Company. In no event shall fractional Ordinary Shares be issued under the 2015 Plan upon the exercise or settlement of any Award.

The Board may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of substitute Awards) and make adjustments if the number of Ordinary Shares actually delivered differs from the number of shares previously counted in connection with an Award.

3.2	Maximum Shares

The aggregate number of Ordinary Shares that may be issued and delivered pursuant to Awards granted under the 2015 Plan (the “Maximum 2015 Plan Shares”) shall be equal to the sum of: (i) 1,375,000; (ii) the number of additional Ordinary Shares determined pursuant to Section 3.3; and (iii) the number of any additional Ordinary Shares resulting from an adjustment in accordance with the terms of the 2015 Plan, including, without limitation, Section 15. No Award may be issued under the 2015 Plan unless, at the time of the grant of such Award, such Award would not cause the Maximum 2015 Plan Shares limitation (as adjusted from time to time) to be exceeded.

Any increase in the Maximum 2015 Plan Shares other than provided in this Section 3 shall be subject to the provisions of Section 17.

3.3	Increase of Maximum Shares

The number of Ordinary Shares available for purposes of the 2015 Plan shall be increased automatically, at the close of business in New York, NY, United States, on December 31 of each of the calendar years 2016, 2017, 2018, 2019 and 2020, by the greatest possible number of Ordinary Shares (rounded down to the nearest thousand) such that the sum of: (i) the total number of Ordinary Shares then subject to outstanding equity awards (under the 2015 Plan or any other equity remuneration plan of the Company, either currently existing or which may be adopted in the future, under which equity awards remain outstanding (collectively, “Company Equity Plans”)); and (ii) the total number of Ordinary Shares then available for future equity awards under Company Equity Plans, shall not exceed 9.50% of the total number of Ordinary Shares outstanding at such time; provided however, that in no event shall the number of Maximum 2015 Plan Shares be decreased pursuant to this Section 3.3.

For purposes of this Section 3.3: (A) an Award will be considered to be an ‘outstanding Award’ in the fiscal year in which it is granted; (B) an Option will be considered to be an ‘outstanding Award’ thereafter until it is exercised; and (C) any Award, other than Options, will be considered to be an ‘outstanding Award’ thereafter until it is no longer subject to conditions requiring continued service of the Participant. All Ordinary Shares available under the 2015 Plan shall be available for any type of Award, except that the maximum number of Ordinary Shares that may be subject to Incentive Stock Options granted under the 2015 Plan shall be as set forth in Section 3.5, subject to adjustment as provided in Section 15.

3.4	Expired, Terminated, Forfeited or Cancelled Awards; Awards Settled in Cash or Otherwise Terminated

If any Award granted under the 2015 Plan shall expire, terminate or be forfeited or cancelled, settled in cash, or otherwise terminate for any reason without a delivery to the Participant (or the Trustee or Custodian on the Participant’s behalf) of the full number of Ordinary Shares to which the Award related, the Ordinary Shares under such Award which were not so delivered shall automatically, and without any further action on the part of the Company or any Participant, again be available for the purposes of the 2015 Plan. Notwithstanding the foregoing, Ordinary Shares, if any, withheld or surrendered in payment of the exercise price or taxes relating to an Award, shall be deemed Ordinary Shares delivered to the Participant for the purposes hereof and will not again be available for purposes of the 2015 Plan.

3.5	Incentive Stock Option Limitation

The aggregate number of Ordinary Shares that may be issued and delivered under the 2015 Plan pursuant to Awards in the form of Incentive Stock Options shall not exceed 100% of the Maximum 2015 Plan Shares as of the Effective Time (as defined below) (subject to adjustment as provided in Section 15).

If the aggregate Market Price (as defined below) (determined with respect to each Incentive Stock Option at the time such Option is granted) of the Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all equity remuneration plans of the Company or any Related Company) exceeds $100,000 (as such figure may be adjusted under Section 422(d) the Code), the Options or portion thereof that exceed such limit shall be Options that do not qualify as Incentive Stock Options (such Options, “Nonqualified Stock Options”); but in all other respects the original Agreement (as defined below) shall remain in full force and effect. The determination of which Options shall remain Incentive Stock Options and which Options shall be Nonqualified Stock Options shall be made taking Options into account in the order in which they were granted.

3.6	Equity awards assumed or substituted

Notwithstanding anything herein to the contrary, equity-based awards assumed or substituted by the Company or any Related Company as part of a corporate transaction (including, without limitation, from an entity that merges with or into the Company or any Related Company, is acquired by the Company or any Related Company, or is otherwise involved in a similar transaction) shall not be counted against the number of Ordinary Shares reserved and available for purposes of the 2015 Plan.

4.	Eligibility; Written Agreement

4.1

Awards hereunder may be made to any Participant; provided, however, that: (i) Awards under Section 102 may only be made to persons who are, at the time of grant, ‘employees’ (as such term is defined for purposes of Section 102 and which currently includes officers and directors) of the Company or any Israeli Related Company; and (ii) Incentive Stock Options shall only be made to persons who are, at the time of grant, employees of the Company or any Related Company (within the meaning of Section 424 of the Code). The grant of an Award hereunder shall not, in and of itself, either entitle any Participant to participate, nor disqualify any Participant from participating, in any other grant of Awards pursuant to the 2015 Plan or any other equity remuneration plan of the Company.

4.2

Each grant of an Award shall be evidenced by a written agreement executed and delivered by the Company and the Participant (the “Agreement”); and no Award may be exercised or settled and no transfer restrictions may lapse or expire, as applicable, in the absence of such executed Agreement. Each Agreement with respect to an Award shall, inter alia, designate: (i) whether the Award granted thereunder is pursuant to a specific tax route (such as Section 102 or Section 422 of the Code) and, if so, under which tax route, or otherwise; and/or (ii) whether the Award shall be granted through the Trustee or the Custodian or not through the Trustee or the Custodian. In each case, the Agreement shall be in such form, and contain such terms and provisions not inconsistent with the provisions of the 2015 Plan, as the Board from time to time shall approve.

4.3

The effective date of the granting of an Award shall be the date specified as such by the Board (provided such date is not earlier than the date of the Board resolution in this regard) and in the absence of any such specification, the date on which the Board approves such grant. Any Agreement may contain such provisions as the Board deems appropriate to ensure that the penalty provisions of Sections 280G and 4999 of the Code will not apply to any cash or Ordinary Shares received by the Participant from the Company.

5.	Trustee; Custodian

5.1

The Board shall appoint (and may, from time to time, replace) a trustee for the purposes of the 2015 Plan (the “Trustee”), and may, from time to time, appoint, remove or replace a custodian for the purposes of the 2015 Plan (the “Custodian”).

5.2

Unless otherwise determined by the Board, all Awards to Participants shall be issued by the Company in the name of the Trustee or Custodian and the share certificates representing any Ordinary Shares issued pursuant to any Awards hereunder and any and all other or additional rights or shares deriving therefrom or issued in connection therewith, such as, but not limited to, bonus shares (stock dividends) (“Additional Rights”), shall be issued by the Company in the name of the Trustee or Custodian in trust for the designated Participant and shall be deposited with and held by the Trustee or Custodian, and registered in the Trustee’s or the Custodian’s name in the register of members of the Company, for such period as determined by the Board but, in the case of Awards through a trustee pursuant to Section 102, not less than the period required, or approved with respect thereto pursuant to Section 102 or any other applicable laws and regulations as shall be in effect from time to time (the “Lock-Up Period”).

Furthermore, and without derogating from the aforesaid or any other provision hereof, Awards granted or Ordinary Shares issued which were designated as made through a trustee pursuant to Section 102: (i) may not be sold until the end of the Lock-Up Period, unless otherwise allowed or determined by the Israeli tax authorities; and (ii) all Additional Rights with respect thereto will be subject to the same tax route applicable to the original Award.

5.3

Nothing in the foregoing provisions shall derogate from the power of the Board to grant Awards to the Trustee or Custodian otherwise than under the provisions of Section 102 or to grant Awards to Participants directly otherwise than through the Trustee or Custodian or on terms which differ from those specified above or to approve the transfer of Awards and/or of Ordinary Shares from the Trustee or Custodian to the name of any Participant(s) upon such conditions as shall be determined by the Board.

6.	Grant of Awards

6.1	Options

6.1.1

The consideration to be paid by Participants for each Ordinary Share purchased by exercising an Option (the “Option Exercise Price”) shall be determined by the Board, but shall not be less than 100% of the Market Price of such Ordinary Shares on the date of the grant. For purposes hereof, the “Market Price” of an Ordinary Share shall mean, as of any given date, the mean: (i) average between the high and the low sale prices of the Ordinary Shares, as reported by Nasdaq, or, if the Ordinary Shares are not listed on Nasdaq, the closing price of the Ordinary Shares as reported by the National Quotation Bureau Incorporated; or (ii) in the event there is no public market for the Ordinary Shares on such date, the value set in good faith by the Board consistent with the requirements of Sections 409A and 422 of the Code, to the extent applicable; provided, however, that Options issued in assumption of, or in substitution for, outstanding Awards previously granted by a company (other than the Company) acquired by the Company or a Related Company or with which the Company or a Related Company merges or consolidates may have an Option Exercise Price below Market Price. No Incentive Stock Option shall be granted to an employee who at the time of grant owns (or is considered as owning within the meaning of Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or any Related Company, unless at the time of grant the Option Exercise Price is at least 110% of the Market Price per Ordinary Share subject to the Incentive Stock Option.

6.1.2

An Option may not be amended to lower its Option Exercise Price, nor shall any other action be taken with respect to an Option that is treated as a re-pricing under generally accepted accounting principles or any applicable stock exchange rules, without the prior approval of such amendment or action by the Company’s shareholders, provided however, that the Option Exercise Price or purchase price of an Award under the 2015 Plan may be adjusted in accordance with the terms of Section 15.

6.1.3

Notwithstanding any other provision of the 2015 Plan, the term of each Option shall be for such period as the Board shall determine, but shall not in any event be more than ten years from the date of grant thereof.

6.2	Restricted Share Units

6.2.1

The consideration, if any, to be paid by Participants for each Ordinary Share issued in settlement of a Restricted Share Unit shall be determined by the Board. It is anticipated that Ordinary Shares issued upon the settlement of Restricted Share Units will be issued at substantially below Market Price and for nominal consideration only, if any, provided that less than the nominal (par) value of such shares may be paid only if the appropriate provisions of the Companies Law are complied with.

6.2.2.

Unless otherwise determined by the Board, Restricted Share Units shall be subject to the restrictions on sale and transferability as set forth in Section 11.2. The Agreement with respect to Restricted Share Units may, at the discretion of the Board, include payment for dividend equivalents pursuant to Section 13.

6.3	Restricted Shares

6.3.1

The consideration, if any, to be paid by Participants for each Restricted Share shall be determined by the Board. It is anticipated that Restricted Shares will be issued at substantially below Market Price and for nominal consideration only, if any, provided that less than the nominal (par) value of such shares may be paid only if the appropriate provisions of the Companies Law are complied with.

6.3.2

Unless otherwise determined by the Board, Restricted Shares shall be subject to the restrictions on sale and transferability as set forth in Section 11.3; and shall confer upon the holders thereof the rights pursuant to Sections 12.3 and 13.

6.4	Other Equity-Based Awards

6.4.1

The Board is authorized, subject to any limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Ordinary Shares, as deemed by the Board to be consistent with the purposes of the 2015 Plan. The Board may also grant Ordinary Shares as a bonus, or may grant other Awards in lieu of obligations of the Company or of a Related Company to pay cash or deliver other property under the 2015 Plan or under other plans or compensatory arrangements, on such terms as shall be determined by the Board (including with respect to the receipt of any approvals required from any relevant tax authority). The terms and conditions applicable to each such Award shall be determined by the Board and evidenced by an Agreement, including without limitation, with respect to vesting, exercise or settlement, as applicable, term and termination.

6.5	All Awards

6.5.1

Unless otherwise provided in the applicable Agreement, payment by a Participant of any purchase price of Ordinary Shares underlying any Award shall be made to the Company in such manner as the Board may prescribe, consistent with the provisions of the 2015 Plan.

7.	Vesting of Awards

7.1

The Board may, in its discretion, prescribe the time and/or conditions upon which any Award shall vest and upon which any transfer restrictions, forfeiture provisions or other terms and conditions shall lapse or expire, including any acceleration thereof.

7.2

Unless otherwise determined by the Board or set forth in the applicable Agreement or in the 2015 Plan, vesting of all Awards shall, subject to Section 10, be in installments, over a period of four years from the date of grant, such that at the end of two years from the date of grant, 50% of the Ordinary Shares subject to the Award shall vest (or the forfeiture provisions thereof shall lapse), and at the end of each of the remaining two years, 25% of the Ordinary Shares subject to the Award shall vest (or the forfeiture provisions thereof shall lapse).

8.	Exercise or Settlement of Awards

8.1	Options

8.1.1

A Participant who desires to exercise an Option granted pursuant to the 2015 Plan shall notify the Company in writing, or, through the Trustee, shall cause the Company to be notified in writing, to such effect, and any such notice shall state the number of Ordinary Shares in respect of which the Option is being exercised and shall be accompanied by, or specify the arrangements for, payment of the full Option Exercise Price of such Ordinary Shares. Subject to the foregoing, an exercise notice may be in any form or manner that the Board may determine from time to time.

8.1.2

A Participant who desires that the Trustee exercise an Option granted to the Trustee on the Participant’s behalf shall so instruct the Trustee in writing in such form as shall be prescribed by the Board from time to time. Upon receipt of all the requisite documents, approvals and payments from the Participant, including sufficient proof of proper provision for the payment of any applicable taxes, in form satisfactory to the Company and the Trustee, the Trustee shall deliver a notice to the Company in such form as shall be prescribed by the Board from time to time, whereupon the Company shall allot the Ordinary Shares in the name of the Trustee.

8.1.3

A Participant who desires to exercise an Option granted directly to the Participant (and not through the Trustee) shall so notify the Company in writing in such form as shall be prescribed by the Board from time to time. If Section 102 does not apply to the Option or the Ordinary Shares which relate thereto, then, as a condition for the exercise of the Option, the Participant shall be required to pay the tax applicable to the Participant (including all tax payable by the Company or any Related Company arising out of its obligation to deduct tax at source) pursuant to applicable law and the provisions of the 2015 Plan. Upon receipt of all the requisite documents, approvals and payments from the Participant, including sufficient proof of payment by the Participant of all applicable taxes as aforesaid, in form satisfactory to the Company, the Company shall allot the Ordinary Shares in the name of the Participant.

8.1.4

Unless otherwise determined by the Board, no Ordinary Shares shall be delivered pursuant to any exercise of an Option until payment of the Option Exercise Price shall be made in full and the Participant has paid to the Company (or the Company has withheld in accordance with this Section 8) an amount equal to any applicable taxes required to be withheld. Such payments, to the extent permitted by applicable law and approved by the Board, may be made by any of the following methods or by any other method approved by the Board from time to time: (i) in immediately available funds; (ii) by a broker-assisted cashless exercise in accordance with procedures approved by the Board, whereby payment of the Option Exercise Price and/or tax withholding obligations may be satisfied in whole or in part with Ordinary Shares subject to the Option by delivery of an irrevocable direction to a broker to sell Ordinary Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Exercise Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations with respect to the issuance of the Ordinary Shares subject to the Option; or (iii) by delivery of a notice of ‘net exercise’ to the Company, pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise of the Option by the largest whole number of Ordinary Shares whose value, as determined based on the then Market Price, does not exceed the aggregate Option Exercise Price and the amount of any applicable taxes required to be withheld. Provided however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate Option Exercise Price and any applicable taxes not satisfied by such reduction in the number of whole shares to be issued or by any other means approved by the Board or specified in the Agreement.

8.2	Restricted Share Units

8.2.1

Unless otherwise provided or permitted in the Agreement, upon such date or dates designated in the applicable Agreement, the Company shall settle each Restricted Share Unit by delivering one Ordinary Share.

8.2.2

Unless otherwise determined by the Board or provided in the Agreement, all Ordinary Shares issued in settlement of Restricted Share Units pursuant to grants that have been made other than under Section 102 shall be held in the name of the Custodian or the Trustee on behalf of the Participant and shall be sold on the settlement date or the first day thereafter upon which public trading of Ordinary Shares takes place. The Board or the Agreement may provide, among other things, that only such number of Ordinary Shares as is necessary to satisfy the Company’s tax withholding obligations with respect to the Ordinary Shares issued upon settlement of the Restricted Share Units shall be sold or that in lieu of any such sale the Company will accept a cash or other payment from the Participant to satisfy such obligations. In the event that any such sale cannot be made on the date specified above because the Participant is at that time prohibited from trading in Company shares under the Company’s Policy on Confidentiality and Trading in Company Securities (the “Insider Trading Policy”), such Ordinary Shares shall be sold on the first day thereafter upon which public trading of Ordinary Shares takes place on which the Participant may trade in Company shares in accordance with the Insider Trading Policy. The Company, or any Related Company, shall deduct at source, and remit to the relevant tax authority, any applicable tax payable in respect of the issuance and/or sale of such Ordinary Shares and shall transfer the net proceeds to the Participant, all in such manner as the Board may determine from time to time.

8.2.3

Unless otherwise determined by the Board, no Ordinary Shares shall be issued in settlement of Restricted Share Units until the Participant has paid to the Company (or the Company has withheld in accordance with this Section 8) an amount equal to any applicable taxes required to be withheld. Such payments may be made by any method approved by the Board from time to time.

8.2.4

Unless otherwise determined by the Board, all Ordinary Shares issued in settlement of Restricted Share Units pursuant to grants that have been made under Section 102 shall continue to be held by and in the name of the Trustee in trust for the Participant, all in such manner as the Board may determine from time to time.

8.3	Restricted Shares

8.3.1

Unless otherwise determined by the Board or provided in the Agreement, all Ordinary Shares issued as Restricted Shares pursuant to grants that have been made other than under Section 102 shall be held in the name of the Custodian on behalf of the Participant and shall be sold on the date upon which the restrictions and forfeiture conditions with respect to such Restricted Shares lapse, or the first day thereafter upon which public trading of Ordinary Shares takes place. The Board or the Agreement may provide, among other things, that only such number of Ordinary Shares as is necessary to satisfy the Company’s tax withholding obligations with respect to the Restricted Shares upon which the restrictions and forfeiture provision have lapsed shall be sold or that in lieu of any such sale the Company will accept a cash or other payment from the Participant to satisfy such obligations. In the event that any such sale cannot be made on the date specified above because the Participant is at that time prohibited from trading in Company shares under the Insider Trading Policy, such Ordinary Shares shall be sold on the first day thereafter upon which public trading of Ordinary Shares takes place on which the Participant may trade in Company shares in accordance with the Insider Trading Policy. The Company or any Related Company shall deduct at source, and remit to the relevant tax authority, any applicable tax payable in respect of the issuance and/or sale of such Ordinary Shares and shall transfer the net proceeds to the Participant, all in such manner as the Board may determine from time to time.

8.3.2

Unless otherwise determined by the Board, no Ordinary Shares shall be issued as Restricted Shares pursuant to grants that have been made under the 2015 Plan until the Participant has paid to the Company (or the Company has withheld in accordance with this Section 8) an amount equal to any applicable taxes required to be withheld. Such payments may be made by any method approved by the Board from time to time.

8.3.3

Unless otherwise determined by the Board, all Ordinary Shares issued as Restricted Shares pursuant to grants that have been made under Section 102 shall continue to be held by and in the name of the Trustee in trust for the Participant, all in such manner as the Board may determine from time to time.

9.	Termination of Awards

9.1

Unless otherwise determined by the Board or provided in the applicable Agreement, if, prior to the complete vesting, exercise or settlement of, or lapse of forfeiture provisions with respect to, any Award, the employment or services of a Participant with or to the Company or a Related Company is or are terminated:

9.1.1

due to resignation by the Participant or dismissal of the Participant for “Cause” (as determined by the Board in its absolute discretion) - all Awards held by the Participant (whether vested or unvested) shall expire and be cancelled and forfeited immediately upon such termination of employment or services (irrespective of the effective date of such termination);

9.1.2

due to dismissal of the Participant (other than for Cause) or by mutual agreement - all Awards held by the Participant (whether vested or unvested) shall continue to vest until, and shall remain exercisable by the Participant until, and shall expire and be cancelled and forfeited upon, the effective date of termination of employment or services (unless the notice provides, or the Company and the Participant agree, otherwise); provided, however, that Options may not, in any event, be exercised beyond their originally-scheduled expiration dates;

9.1.3

by reason of death, disability (in the case of Incentive Stock Options, as defined in Section 22(e)(3) of the Code, and in all other cases as determined by the Board in its absolute discretion) or retirement after age 60 with the approval of the Board - all vested Options held by the Participant as of the effective date of termination of employment or services shall remain exercisable by the Participant or the Participant’s estate (to the extent that it has acquired the rights of the deceased Participant by will or by operation of law), as the case may be, for a period of one year following such termination (but in any event, may not be exercised beyond their originally-scheduled expiration dates), and any unvested Awards held by the Participant shall expire and be cancelled and forfeited immediately upon such termination; and

9.1.4

for any other reason - all Awards held by the Participant shall remain exercisable by the Participant only to the extent and until, and shall expire and be cancelled and forfeited, as determined by the Board in its absolute discretion; provided, however, that Options may not, in any event, be exercised beyond their originally-scheduled expiration dates.

9.2

Notwithstanding Sections 9.1.1 and 9.1.2, in the event of termination of employment or services by the Company or a Related Company pursuant to Section 9.1.1 or 9.1.2 within twelve months after a Significant Event (as defined in Section 15.2.2) the following shall apply: (i) with respect to termination pursuant to Section 9.1.1, all Options held by the Participant which will have vested as of such termination of employment or services shall remain exercisable by the Participant for a period of not less than one month following such termination; and (ii) with respect to termination pursuant to Section 9.1.2, all Options held by the Participant which will have vested as of the effective date of termination of employment or services shall remain exercisable by the Participant for a period of not less than one month following such termination (in each case unless the Agreement provides otherwise); provided, however, that such Options may not in any event, be exercised beyond their originally-scheduled expiration dates.

9.3

Awards shall not be affected by any change of employment or other designation so long as the Participant continues to be, or, by mutual agreement with the Company and/or a Related Company, immediately thereafter becomes, an employee of, or provides services to, the Company or a Related Company.

9.4	The Board may determine whether any given leave of absence or other circumstance constitutes a termination of employment or services.

9.5

In such case as Section 102 shall apply to any Award, where the Participant ceases to be an employee or director of the Company or of a Related Company prior to the expiration of such period as may be prescribed by applicable law and regulations, the exemption provided by Section 102 may not apply with respect to that Participant pursuant to applicable law. In such case, the Participant shall be obliged to make arrangements with the tax authorities at the Participant’s expense for all matters to do with the taxation of the Options, the Restricted Share Units, the Restricted Shares, any other Award and/or the Ordinary Shares.

10.	Performance-Based Awards

The Board may determine, at the time of grant of any Award, that forfeiture conditions and the lapse of the restrictions with respect to such Awards, and their vesting or settlement may be subject, wholly or partially, to the attainment of performance goals approved by the Board for a performance period established by the Board (such Awards, “Performance-Based Awards”). The Board shall prescribe the nature of, and conditions attaching to, any performance goals which may be set with respect to Performance-Based Awards granted under the 2015 Plan. The Board shall determine whether, with respect to a performance period, the applicable performance goals have been met generally or with respect to a given Participant.

11.	Non-transferability of Awards

11.1	Options

11.1.1

Other than with respect to Incentive Stock Options (which are dealt with in the following paragraph), unless otherwise determined by the Board, Options and/or the right to Options and/or the Ordinary Shares subject thereto (until such time as any restrictions applicable thereto hereunder, including, in the case of Ordinary Shares resulting from the exercise of Options granted through a trustee pursuant to Section 102, the Lock-Up Period, lapse) are personal, and except insofar as is specified in the 2015 Plan, and, where applicable, subject to Section 102, may not be sold, transferred, assigned, pledged, withdrawn, attached or otherwise alienated or encumbered, either voluntarily or pursuant to any law, except by way of transfer pursuant to the laws of inheritance, and no power of attorney or deed of transfer, whether the same has immediate effect or shall take effect on a future date, shall be given with respect thereto. During the lifetime of the Participant the Option may only be exercised by the designated Participant, or if granted to the Trustee, by the Trustee on behalf of the designated Participant.

11.1.2

Incentive Stock Options and/or the right thereto are personal and may not be sold, transferred, assigned, pledged, withdrawn, attached or otherwise alienated or encumbered, either voluntarily or pursuant to any law, except by way of transfer pursuant to the laws of inheritance, and no power of attorney or deed of transfer, whether the same has immediate effect or shall take effect on a future date, shall be given with respect thereto. During the lifetime of the Participant the Incentive Stock Option may only be exercised by the designated Participant.

11.1.3

If a holder of an Incentive Stock Option makes any disposition of shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such individual shall notify the Company of such disposition within ten days thereof.

11.1.4	A note as to some or all of the provisions of this Section 11 or a legend may appear on any document which grants the Option or any Agreement hereunder.

11.2	Restricted Share Units

11.2.1

Unless otherwise determined by the Board, Restricted Share Units, the rights to Restricted Share Units and/or the Ordinary Shares subject thereto are personal and may not be sold, transferred, assigned, pledged, withdrawn, attached or otherwise alienated or encumbered, either voluntarily or pursuant to any law. Ordinary Shares issued in settlement of Restricted Share Units will be issued in the name of the Trustee or Custodian, and certificates issued in respect thereof and, where applicable, any Additional Rights with respect thereto, shall be registered in the name of the Trustee or Custodian, unless otherwise determined by the Board with respect to Awards not granted through a trustee pursuant to Section 102. Ordinary Shares issued in settlement of Restricted Share Units granted through a Trustee pursuant to Section 102 may not, until such time as the Lock-Up Period lapses, be sold, transferred, assigned, pledged, withdrawn, attached or otherwise alienated or encumbered, either voluntarily or pursuant to any law, except by way of transfer pursuant to the laws of inheritance, and no power of attorney or deed of transfer, whether the same has immediate effect or shall take effect on a future date, shall be given with respect thereto.

11.3	Restricted Shares

11.3.1

Unless otherwise determined by the Board, Restricted Shares and/or the rights to Restricted Shares are personal, and, except insofar as is specified in the 2015 Plan, and, where applicable, subject to Section 102, may not, until such time as the restrictions applicable to such Restricted Shares, including, in the case of grants of Restricted Shares through a Trustee pursuant to Section 102, the Lock-Up Period, lapse, be sold, transferred, assigned, pledged, withdrawn, attached or otherwise alienated or encumbered, either voluntarily or pursuant to any law, except by way of transfer pursuant to the laws of inheritance (but only to the extent that such Restricted Shares had vested on the date of death of the Participant), and no power of attorney or deed of transfer, whether the same has immediate effect or shall take effect on a future date, shall be given with respect thereto. Unless the Board provides otherwise, certificates issued in respect of Restricted Shares and, where applicable, any Additional Rights with respect thereto, shall be registered in the name of the Trustee, the Custodian or the Participant, as the case may be, and deposited, together with a share transfer deed signed and endorsed by the Participant in blank (the “Share Transfer Deed”), with the Company, the Trustee (in all cases where the Award is through the Trustee) or the Custodian, and shall be held by the Company, the Trustee or the Custodian until such time as the restrictions applicable to such Restricted Shares, including, in the case of grants of Restricted Shares through a Trustee pursuant to Section 102, the Lock-Up Period, lapse.

11.3.2

In the event that, for any reason whatsoever, including pursuant to Section 9, any Restricted Shares which have not vested and on which the forfeiture provisions have not theretofore lapsed shall be cancelled, terminated or forfeited, the Company, the Trustee or the Custodian, as the case may be, shall, unless instructed otherwise by the Board, exercise the Share Transfer Deed (and each is authorized to complete any missing details therein) in order to return such Restricted Shares to the Company and make them available again for purposes of the 2015 Plan or for other corporate purposes.

12.	Rights as Shareholders

12.1	Options

12.1.1

The holder of an Option shall have none of the rights of a shareholder with respect to the Ordinary Shares subject to the Option until such shares are issued to the holder upon the exercise of the Option and in accordance with the terms of the 2015 Plan.

12.2	Restricted Share Units

12.2.1

The holder of a Restricted Share Unit shall have none of the rights of a shareholder with respect to the Ordinary Shares subject to Restricted Share Units until the Ordinary Shares subject thereto are issued to the holder following the settlement of the Restricted Share Units. Notwithstanding the foregoing, the Board shall have the discretion to provide for dividend equivalents with respect to Restricted Share Units pursuant to Section 13.2. Ordinary Shares issued in settlement of any Restricted Share Units shall confer upon the holders thereof the rights of a shareholder of the Company with respect thereto, subject to the provisions of the 2015 Plan (including, without limitation, the provisions with respect to voting rights, by or through the Trustee or Custodian pursuant to Section 13.3, the provisions with respect to dividends set forth in Section 13.1, and the provisions with respect to transferability set forth in Section 11.2) and any restrictions and conditions as the Board may include in the applicable Agreement.

12.3	Restricted Shares

12.3.1

Upon the issuance of Restricted Shares, the Restricted Shares shall confer upon the holders thereof the rights of a shareholder of the Company with respect to the Restricted Shares, subject to the provisions of the 2015 Plan (including, without limitation, the provisions with respect to the vesting and forfeiture provisions on Restricted Shares, the provisions with respect to voting rights, by or through the Trustee or Custodian pursuant to Section 13.3, the provisions with respect to dividends set forth in Sections 13.1 and 13.2, and the provisions with respect to transferability set forth in Section 11.3) and any restrictions and conditions as the Board may include in the applicable Agreement.

12.4	Other Equity-Based Awards

12.4.1

Unless otherwise determined by the Board, the holder of other equity-based Awards shall have none of the rights of a shareholder with respect to the Ordinary Shares subject to the Award until such shares are issued to the holder upon the exercise or settlement of the Award and in accordance with the terms of the 2015 Plan.

13.	Dividends and Voting Rights

13.1	All Awards

Ordinary Shares, once issued upon the exercise, settlement or grant of Awards hereunder (as applicable), shall participate equally with the Company’s other Ordinary Shares in every cash dividend which shall be declared and distributed, subject to the following provisions:

13.1.1	A cash dividend shall be distributed only to persons registered in the register of members as shareholders on the record date fixed for the distribution of the dividend.

13.1.2

A dividend with regard to Ordinary Shares which are registered in the name of the Trustee or Custodian shall be paid to the Trustee or Custodian, as the case may be, subject to any lawful deduction of tax, whether such rate is at the usual rate applicable to a dividend or at a higher rate. The Trustee or Custodian shall transfer the dividend to the Participant in accordance with instructions that the Trustee or Custodian shall receive from the Company. Alternatively, the Company shall be entitled to pay the dividend directly to the Participant subject to the deduction of the applicable tax.

13.1.3

Except as provided in Section 18.6.2 and without derogating from the provisions of Section 13.1.2, the Company, the Trustee or Custodian shall be entitled to set off and deduct at source from any dividend any sum that the Participant owes to the Company (including any Related Company), the Trustee or the Custodian, whether under the 2015 Plan or otherwise, and/or any sum that the Participant owes to the tax authorities.

13.2	Restricted Share Units and Restricted Shares

Dividends on Restricted Share Units and Restricted Shares that have not yet been settled and the forfeiture provisions with respect to which have not yet lapsed shall be subject to the following provisions:

13.2.1

At the discretion of the Board, dividends on any Restricted Share Units that have not yet been settled may: (i) be withheld by the Company subject to the settlement of the Restricted Share Units; or (ii) be credited by the Company as additional Restricted Share Units (determined by dividing the aggregate dividend amount (after any lawful deduction of tax) that would have been paid with respect to the Restricted Share Units if they had been actual Ordinary Shares by the Market Price of an Ordinary Share on the dividend payment date), which additional Restricted Share Units shall vest and be settled concurrently with the underlying Restricted Share Units. Except as otherwise determined by the Board, no interest will accrue or be paid on the amount of any dividends withheld.

13.2.2

Dividends on any Restricted Shares that have not yet vested and the forfeiture provisions with respect to which have not yet lapsed may: (i) be paid as aforesaid; (ii) be withheld by the Company subject to vesting of the Restricted Shares; or (iii) be credited by the Company as additional Restricted Shares (determined by dividing the aggregate dividend amount (after any lawful deduction of tax) that would have been paid with respect to the Restricted Shares if they had been actual Ordinary Shares by the Market Price of an Ordinary Share on the dividend payment date), which additional Restricted Shares shall vest concurrently with the underlying Restricted Shares, all as determined by the Board in its absolute discretion prior to the distribution of any dividend. Except as otherwise determined by the Board, no interest will accrue or be paid on the amount of any dividends withheld.

13.3

Holders of Ordinary Shares issued following exercise of any Options or settlement of any Restricted Share Units or any other equity-based Awards and holders of Restricted Shares shall have voting rights with respect to such shares; provided however, that for as long as any Ordinary Shares deriving from any Award or any Restricted Shares are registered in the name of the Trustee or deposited with a Custodian, the Trustee or Custodian alone shall be entitled to receive every notice to which a shareholder is entitled, and only the Trustee or Custodian, or whomever the Trustee or Custodian shall designate, shall be entitled to exercise rights as a shareholder vis-à-vis the Company, including the right to participate in all shareholders’ meetings and to vote such Ordinary Shares or Restricted Shares thereat. The Trustee or Custodian, as the case may be, shall vote such shares in accordance with the instructions of the Participants on whose behalf they are held and, in the absence of such instructions, at the discretion of the Trustee or Custodian in the best interests of the Company.

14.	Matters in Connection with the Employee/Employer or Other Relationship

14.1

No income or gain which shall be credited to or which purports to be credited to a Participant as a result of the 2015 Plan shall in any manner be taken into account in the calculation of the basis of the Participant’s entitlements from the Company or any Related Company or in the calculation of any social welfare right or other rights or benefits arising out of the employee/employer or any other relationship (including, without limitation, any benefits under any pension, retirement, severance, profit sharing, bonus, life insurance, vacation or other legal requirement or benefit plan of the Company or any Related Company). Except as otherwise determined by the Board, if, pursuant to any law, the Company or any Related Company shall be obliged for the purposes of calculation of the said items to take into account income or gain actually or theoretically credited to the Participant, the Participant shall indemnify the Company or any Related Company against any expense caused to it in this regard.

14.2

Nothing in the 2015 Plan or any Award granted pursuant thereto shall be interpreted as obligating the Company or any Related Company to employ or retain the services of the Participant, or as conferring upon any Participant any right to continue in the employment of or service with the Company or any Related Company or as restricting the right of the Company or any Related Company to terminate such employment or services at any time. A Participant shall have no claim pursuant to the 2015 Plan whatsoever against the Company or any Related Company as a result of the termination of the Participant’s employment or services, including, without limitation, any claim that such termination causes any Awards to be forfeited and/or prevents the Participant from receiving or retaining any Ordinary Shares otherwise issuable pursuant to any Award granted by, or Agreement with, the Company or any Related Company, or results in any loss due to an imposition, or earlier than anticipated imposition, of tax liability pursuant to applicable law.

14.3

No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders of Awards. The terms and conditions of Awards and the Board’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

15.	Adjustments Upon Changes in Capitalization; Significant Event

15.1	Changes in Capitalization

Notwithstanding any other provisions of the 2015 Plan, the Board shall, consistent with any applicable provisions as may be set forth in an applicable Agreement, take such action as it deems appropriate for the adjustment of each such Award in the event of changes in the outstanding share capital of the Company by reason of any stock dividend (bonus shares), stock split, reverse stock split, recapitalization, reorganization, combination, exchange of shares, merger, consolidation, liquidation, split-up, split-off, spin-off or other similar change in capitalization, or a distribution to ordinary shareholders, including a rights offering (but not including ordinary cash dividends), or any like change (including, without limitation, making provision for cash payments to holders of outstanding Awards in consideration for the cancellation of such Awards). In any such event, the Board without liability to any person shall make such substitution or adjustment, if any, as it deems equitable as to: (i) the number and kind of Ordinary Shares (for the avoidance of doubt, if Ordinary Shares are converted into other securities, the term ‘Ordinary Share’ for purposes of the 2015 Plan shall constitute a reference to such other securities) or other securities issued or reserved for issuance pursuant to the 2015 Plan or pursuant to outstanding Awards; (ii) the Maximum 2015 Plan Shares; (iii) the maximum number of Ordinary Shares that may be subject to Incentive Stock Options; (iv) the purchase price (including, without limitation, the Option Exercise Price), if applicable, with respect to any Award; and/or (iv) any other affected terms of such Awards.

15.2	Significant Event

15.2.1

In the event of a Significant Event, the Board may, but shall not be obligated to: (i) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award; (ii) cancel all or any portion of an Award for fair value (as determined in the absolute discretion of the Board), which may equal the value of the consideration to be paid in the Significant Event transaction to holders of the same number of Ordinary Shares subject to Awards (or, if no consideration is paid in any such transaction, the Market Price of the Ordinary Shares subject to such Awards) less, in the case of Awards subject to payment of a purchase price (including, without limitation, the Option Exercise Price), the applicable aggregate purchase price of such Awards; or (iii) provide for the issuance of substitute Awards with respect to acquiror stock that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Board in its absolute discretion.

15.2.2

Each of the following shall be a “Significant Event”: (i) Board or (if approval of the shareholders of the Company is required) shareholder approval of: (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which

Ordinary Shares would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Ordinary Shares immediately prior to the merger have the same proportionate ownership of Ordinary Shares of the surviving corporation immediately after the merger; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or shares of the Company; or (C) the adoption of any plan or proposal for the liquidation or dissolution of the Company; (ii) any person or group (within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934) other than the Company making a tender offer or exchange offer to acquire any Ordinary Shares (or securities convertible into Ordinary Shares) for cash, securities or any other consideration, provided that: (A) at least a portion of such securities sought pursuant to the offer in question is acquired; and (B) after consummation of such offer, the person in question is the ‘beneficial owner’ (as such term is defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the outstanding Ordinary Shares (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire Ordinary Shares); or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

16.	Effectiveness of the 2015 Plan

The 2015 Plan shall be effective as of the date of approval thereof by the Board, which occurred on June 22, 2015 (the “Effective Time”), subject to shareholder approval of the 2015 Plan within 12 months of the Effective Time. No Award will be granted under the 2015 Plan following the Effective Time until shareholder approval thereof is obtained. Awards granted prior to termination of the 2015 Plan will, subject to the terms of the 2015 Plan and any applicable Agreement with a Participant, continue to vest thereafter.

17.	Term, Termination and Amendment

Unless the 2015 Plan shall theretofore have been terminated as hereinafter provided, it shall terminate on, and no Award shall be granted after, June 21, 2025. The 2015 Plan may be terminated, modified, amended or extended by the shareholders of the Company. The Board may at any time terminate, modify or amend the 2015 Plan in such respects as it shall deem advisable; provided, however, that the Board may not, without shareholder approval: (i) except for adjustments as provided for in Section 3.3 or in connection with events described in Section 15: (A) increase the Maximum 2015 Plan Shares; or (B) permit any action prohibited by Section 6.1.2; (ii) change the class of persons eligible to receive Awards; (iii) expand the types of Awards issuable under the 2015 Plan; (iv) extend the term of the 2015 Plan; (v) except for adjustments pursuant to Section 15, increase the maximum number of Ordinary Shares that may be subject to Incentive Stock Options; or (vi) adopt any other amendments to the 2015 Plan that are considered material under the rules of Nasdaq or that are required to be approved by shareholders pursuant to the rules of any stock exchange on which the Ordinary Shares are listed or by applicable law. Except as provided in Section 2.4 and in Section 18 or as otherwise provided in the 2015 Plan, no termination, modification or amendment of the 2015 Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, adversely affect the rights of such Participant under such Award.

18.	Taxation

18.1	General

18.1.1

The Company does not warrant that the 2015 Plan will be recognized by the income tax authorities in any jurisdiction or that any exemption or benefit currently available, whether pursuant to Section 102 or otherwise, will remain available.

18.1.2

Each Participant shall be liable for all taxes, duties, fines and other payments which may be imposed, whether imposed upon the Participant, the Company, any Related Company, the Trustee and/or any Custodian, under applicable law, rule or regulation (including, but not limited to, income tax, social security payments and health tax) with respect to an Award granted hereunder or any other benefit in respect thereof (including, but not limited to, taxes, duties, fines and other payments imposed under applicable law on the grant, vesting or settlement of an Award, the issuance of Ordinary Shares with respect to an Award, the registration of Ordinary Shares in the Participant’s name, dividends paid on Ordinary Shares issued with respect to an Award, dividend equivalents granted with respect to an Award or the sale of Ordinary Shares issued with respect to an Award and including, without limitation, any such payment required to be made by the Company or any Related Company, as the result of any sale by the Participant of shares which were designated as made through a trustee pursuant to Section 102 prior to the end of the Lock-Up Period). Notwithstanding the foregoing: (i) if the Company elects the ‘employment income’ route for Awards granted through a trustee pursuant to Section 102; or (ii) if the Company grants awards pursuant to Section 102 not through a trustee, the Company or the Related Company, as applicable, shall pay, at its expense, any social security payments payable by the employer with respect to Awards so granted to the extent required as a result of such election; and (iii) if the Company elects the ‘capital gains’ route for Awards granted through a trustee pursuant to Section 102, the Company or the Related Company, as applicable, shall pay, at its expense, any social security payments payable by the employer with respect to that portion of gains from such Awards that are taxed as ‘employment income’ pursuant to Section 102.

18.1.3	Should any provision of Section 102 which applies to employees be amended, such amendment shall be deemed included in the 2015 Plan with respect to Awards issued in the context of Section 102.

18.2	Withholding

The Company, any Related Company, the Trustee and/or any Custodian shall have the right to require the Participant to pay an amount in cash or to retain or sell without notice Ordinary Shares in value sufficient to cover any tax required by any governmental entity to be withheld or otherwise deducted and paid with respect to the Awards or the Ordinary Shares subject thereto (including, without limitation, upon their grant, vesting, settlement or sale or the registration of the Ordinary Shares in the Participant’s name) or with respect to dividends or any other benefits in respect thereof (“Withholding Tax”), and to make payment (or to reimburse itself or himself or herself for payment made) to the appropriate tax authority of an amount in cash equal to the amount of such Withholding Tax, remitting any balance to the Participant. Notwithstanding the foregoing, a Participant shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company, a Related Company, the Trustee and/or any Custodian with funds sufficient to enable the Company, the Related Company, the Trustee and/or any Custodian to pay such Withholding Tax.

18.3	Certificate of Authorization of Assessing Officer

The Company, any Related Company, the Trustee or the Custodian shall at any time be entitled to apply to the Israeli Tax Authority, and in the case of a Participant outside the State of Israel, to any non-Israeli tax authority, for receipt of their certificate of authorization as to the amount of tax which the Company, any Related Company, the Trustee, the Custodian or the Participant is to pay to the tax authorities resulting from the grant, vesting or settlement of any Awards, the issuance, sale or transfer of any Ordinary Shares deriving from any Award, or regarding any other question with respect to the application of the 2015 Plan.

18.4	Security for Payment of Taxes

Without derogating from the above, the Company (including any Related Company) and/or the Trustee or the Custodian shall have the right to require that any Participant provide guarantees or other security to the Company’s satisfaction to guarantee the payment of any taxes or other obligatory payments which may be payable as a result of or in connection with the grant, vesting or settlement of any Awards and the issuance, sale or transfer of any Ordinary Shares deriving from any Award (including any sum payable arising out of or in connection with the Company’s, the Related Company’s, the Trustee’s or the Custodian’s obligations to deduct tax and other obligatory payments at source). With respect to Awards granted pursuant to Section 102 which were not designated as made through a trustee, if the Participant’s employment with the Company or a Related Company is terminated for any reason, the Participant will be obligated to provide the Company with a guarantee or other security to its satisfaction and at its discretion, to cover any tax obligations which may arise thereafter in connection with the disposition of the Ordinary Shares.

18.5	Election under Section 83(b)

No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Agreement or by action of the Board in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares under the 2015 Plan, is expressly permitted under the terms of the applicable Agreement or by such Board action to make such an election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the U.S. Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

18.6	Section 409A

18.6.1

It is intended that the provisions of the 2015 Plan comply with Section 409A of the Code and the Department of Treasury regulations and other interpretative guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Time (“Section 409A”), and all provisions of the 2015 Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

18.6.2

No Participant or the creditors of any Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under the 2015 Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to any Participant or for the benefit of any Participant under the 2015 Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any Related Company.

18.6.3

Notwithstanding any other provisions in the 2015 Plan or any Agreement to the contrary, in the event that it is reasonably determined by the Company that, as a result of Section 409A, payments in respect of any Award may not be made at the time contemplated by the terms of the 2015 Plan or the relevant Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A, the Company will make such payment as soon as practicable following the first day that would not result in the Participant incurring any tax liability under Section 409A. If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (i) such Participant shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Board, in its absolute discretion. To the extent any amount under the 2015 Plan to which Section 409A applies is payable in two or more installments, each installment payment shall be treated as a separate and distinct payment for purposes of Section 409A.

18.6.4

Notwithstanding any provision of the 2015 Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A), and neither the Company nor any Related Company shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

19.	Governing Law

The 2015 Plan and all instruments issued hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Israel without reference to the principles of conflict of laws thereof, subject to the provisions of: (i) the Code with respect to any Awards intended to qualify as Incentive Stock Options and designated as such in an applicable Agreement; and (ii) Section 409A with respect to any deferred compensation (within the meaning of Section 409A) to the extent necessary to comply with Section 18.6.

20.	Clawback

Notwithstanding anything contained herein to the contrary, all Awards granted under the 2015 Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may in the future be adopted by the Company or as required by applicable law, and in each case, as may be amended from time to time, including, but not limited to, any clawback provision(s) in the Compensation Policy. Any such policy adoption or amendment shall in no event require the prior consent of any Participant. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

21.	Miscellaneous

21.1

The Board may direct that any certificate evidencing Ordinary Shares delivered pursuant to the 2015 Plan shall bear a legend setting forth such restrictions on transferability as the Board may determine to be necessary or desirable, including to ensure any exemption available pursuant to applicable securities laws, and may advise the transfer agent to place a stop order against any legended shares.

21.2 21.2.1

The Company shall not have any liability for the nonissuance or nontransfer, or for any delay in the issuance or transfer of any Ordinary Shares subject to Awards, resulting from the inability of the Company to obtain, or from any delay in obtaining, from any regulatory body having jurisdiction or authority, any requisite approval to issue or transfer any such shares, if counsel for the Company deems such approval necessary for the lawful issuance or transfer thereof.

21.2.2

Without limiting the generality of the foregoing, the Company shall not have any obligation or liability as a result of any delay in issuing any certificate evidencing Ordinary Shares or in the delivery thereof to the Trustee, any Custodian or Participants, or any act or omission of any Company-designated brokerage firm in relation to Ordinary Shares.

21.3

The Board shall have the power to impose such other restrictions on Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for favorable tax treatment under Section 102 or any other applicable tax law provision.

21.4

Nothing in the 2015 Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, officers or directors in cash or property, in a manner that is not expressly authorized under the 2015 Plan.

21.4

Nothing in the 2015 Plan shall be construed to limit, impair or otherwise affect the Company’s or any Related Company’s right or power to issue any Ordinary Shares or any rights or other securities exchangeable for or convertible or exercisable into Ordinary Shares or to increase or make adjustments, reclassifications, reorganizations or changes of or to its share capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or to limit the right or power of the Company or any Related Company to take any action that such entity deems to be necessary, appropriate or desirable.

21.6

The obligation of the Company to deliver Ordinary Shares or other equivalents under the 2015 Plan upon vesting, exercise and/or settlement of any Award shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies (including without limitation tax and securities authorities) as may be required.

21.7

The Company shall be under no obligation to register for sale or resale under any applicable laws, rules and regulations any of the Ordinary Shares to be offered or sold under the 2015 Plan or any Ordinary Shares issued upon vesting, exercise and/or settlement of Awards.

21.8

If any provision of the 2015 Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the 2015 Plan or any Award under any applicable law, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the 2015 Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Participant or Award and the remainder of the 2015 Plan and of any such Award, and the application of such provision in any other jurisdictions or with respect to any other Participants or Awards, shall remain in full force and effect.